Exhibit 99.1

NV5 Acquires Environmental Consulting Firm, Air Quality Consulting

- Accretive Acquisition Expands NV5’s Environmental Presence and Capabilities -

HOLLYWOOD, FL – January 31, 2014 – NV5 Holdings, Inc. (the “Company”) (NASDAQ: NVEE), a provider of professional and technical engineering and consulting solutions, has acquired Air Quality Consulting, Inc. (AQC), which specializes in occupational health safety and environmental consulting.

The assets of AQC were purchased with a combination of stock, cash and debt, and are expected to be immediately accretive to NV5 earnings.

All of the staff and management that built AQC have joined the NV5 team—including 20-year veteran, Steven A. Lipson, CIH, CSP. AQC provides work nationwide to mostly large private clients.

“This acquisition adds growth in our environmental vertical and also will allow us to offer these services to a broader scale within our existing network. The trend for OHSE (occupational health safety and environmental) services continues with strong demand,” commented Dickerson Wright, chairman and CEO of NV5. “AQC’s commitment to quality and client focus aligns perfectly with ours and we look forward to working with Steve in increasing NV5’s presence in this vertical.”

Steve commented: “The entire AQC team is excited to be part of a growing organization where we can offer OHSE expertise to a broader client base. Additionally, with NV5’s resources we expect to better serve our existing clients in their current and future projects.”

About Air Quality Consulting

Founded in 1999, Air Quality Consulting, Inc. is a consulting firm that provides occupational health safety and environmental (OHSE) services to industrial and commercial facilities in the areas related to indoor air quality, industrial hygiene, occupational health & safety, and litigation support. AQC provides services in 48 states throughout the U.S., Canada and the Caribbean. The company is headquartered in Tampa, Florida. For additional information, go to www.airqualityconsulting.com

About NV5 Holdings, Inc.

NV5 Holdings, Inc. (NASDAQ: NVEE) is a provider of professional and technical engineering and consulting solutions to public and private sector clients in the infrastructure, energy, construction, real estate and environmental markets. NV5 primarily focuses on five business service verticals: construction quality assurance, infrastructure engineering, energy services, program management and environmental services. The Company operates 22 offices in California, Colorado, Utah, Florida and New Jersey and is headquartered in Hollywood, Florida. For additional information, please visit the Company’s website at www.NV5.com. Also visit the Company on Twitter, LinkedIn, Facebook, and Vimeo.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements regarding the acquisition being immediately accretive to NV5’s earnings. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include, but are not limited to: (a) changes in demand from the local and state government and private clients that we serve; (b) general economic conditions, nationally and globally, and their effect on the market for our services; (c) competitive pressures and trends in our industry and our ability to successfully compete with our competitors; (d) changes in laws, regulations, or policies; and (e) the "Risk Factors" set forth in the Company's most recent SEC filings. All forward-looking statements are based on information available to the Company on the date hereof, and the Company assumes no obligation to update such statements.

Company Contact:

NV5 Holdings, Inc.

Richard Tong

Tel 1-954-495-2114

IR@NV5.com